Exhibit 99.1

ConocoPhillips Reports First-Quarter 2014 Results; Strong Production and Cash Margin Growth

HOUSTON--(BUSINESS WIRE)--May 1, 2014--ConocoPhillips (NYSE: COP) today reported first-quarter 2014 earnings of $2.1 billion, or $1.71 per share, compared with first-quarter 2013 earnings of $2.1 billion, or $1.73 per share. Excluding special items, first-quarter 2014 adjusted earnings were $2.3 billion, or $1.81 per share, compared with first-quarter 2013 adjusted earnings of $1.8 billion, or $1.42 per share. Special items for the current quarter primarily related to unfavorable impacts from transportation and storage capacity agreements, and pending claims in the Lower 48 and Latin America segment.

Highlights

  First-quarter production of 1,530 MBOED from continuing operations, excluding Libya; total production of 1,568 MBOED.
  Eagle Ford and Bakken combined production increased by 41 percent compared with first-quarter 2013.
  Christina Lake Phase E approached full production, contributing to ongoing growth from Canadian oil sands.
  Jasmine averaged 25 MBOED, with Ekofisk South and East Irish Sea (EIS) continuing to ramp up.
  Major project startup at Siakap North-Petai (SNP) in Malaysia, with preparations underway for four additional startups in Canada, Malaysia and the United Kingdom in 2014.
  Exploration and appraisal activity ongoing with drilling in the Gulf of Mexico, Alaska and Australia, as well as unconventional plays in Canada, the Lower 48 and Poland.
  Strong North American natural gas prices and income from marketing third-party natural gas.
  Cash flow from operations of $6.3 billion, including a $0.6 billion working capital benefit and a $1.3 billion FCCL distribution.

“We are off to a great start in 2014,” said Ryan Lance, chairman and chief executive officer. “Our operational performance was strong and our margins continued to grow. Production increased due to strong performance in our North American unconventional plays, ongoing growth in our Canadian liquids and major project ramp ups in the Europe segment. During the quarter, production started at SNP with four additional major projects progressing toward startup by year-end. In exploration, we are also testing multiple prospects across our diversified portfolio. This quarter’s performance gives us confidence that we are on track to achieve 3 to 5 percent growth in both volumes and margins, and to deliver double-digit returns to shareholders annually.”

Operations Update

Lower 48 and Latin America – Production for the quarter was 507 thousand barrels of oil equivalent per day (MBOED), an increase of 32 MBOED compared with the same period a year ago. Growth exceeded decline and downtime, and came primarily from the liquids-rich unconventional plays. The Eagle Ford and Bakken collectively delivered 183 MBOED for the quarter, a 41 percent increase compared with the first quarter of 2013. The Eagle Ford and Bakken achieved a new peak daily production rate of 163 MBOED and 54 MBOED, respectively.

Canada – Quarterly production was 280 MBOED, essentially flat compared with the first quarter of 2013. Normal field decline in western Canada conventional assets was offset by increased liquids production from Christina Lake Phase E and production from new wells brought online during a successful western Canada winter drilling program. Christina Lake Phase E approached full capacity, contributing to bitumen production of 124 MBOED, an increase of 14 percent compared with the first quarter of 2013. Foster Creek Phase F is on schedule for first production in the third quarter of 2014.

Alaska – First-quarter production was 200 MBOED, a decrease of 18 MBOED compared with the same period in 2013. As part of its increasing investment in Alaska, ConocoPhillips added a second rig at Kuparuk in January and continues to progress plans for additional projects at Kuparuk Drill Site 2S and 1H NEWS, and in the NPR-A at Greater Mooses Tooth 1. The Alpine West CD5 Project continues on schedule with first production expected in late 2015. In April, the company received regulatory approval to begin exporting from the Kenai liquefied natural gas facility and has signed a contract to ship six cargoes in 2014.

Europe – First-quarter production was 220 MBOED, an increase of 13 MBOED compared with the same period a year ago. The increase was primarily the result of the ramp up at Jasmine and Ekofisk South, as well as improved well performance, partially offset by normal field decline. Production increased at Jasmine as the fifth pre-drilled well came online in March, and final commissioning continued at EIS. Construction continues at Eldfisk II with sail away of the topsides planned for the second quarter of 2014.

Asia Pacific and Middle East – Quarterly production was 319 MBOED, in line with the first quarter of 2013. New wells online in China and Indonesia, as well as positive production sharing contract (PSC) impacts, were offset by planned downtime at Qatargas 3 and normal field decline. In Malaysia, first oil was achieved at SNP in February and the floating production system at the Gumusut Field progressed toward first oil in the third quarter of 2014. At Kebabangan, drilling and fabrication continues with sail away of the topsides scheduled for the second quarter of 2014. Progress also continues at APLNG as completion reached approximately 67 percent at the end of the first quarter of 2014.

Other International – Production from continuing operations, excluding Libya, was 4 MBOED in the first quarter, essentially flat compared with the same period in 2013. Libya production remains shut-in as a result of the Es Sider Terminal shutdown. Operations related to Nigeria have been reported as discontinued operations.

Unconventional exploration – North American activity remains focused on drilling in the Niobrara and Permian in the Lower 48, as well as the Duvernay and Montney in Canada. Exploration activity continues in Poland with the drilling of two vertical wells and one horizontal well. Exploration drilling is expected to commence in Colombia with drilling in the VMM-3 block in the second half of 2014.

Conventional exploration – In the deepwater Gulf of Mexico, exploration and appraisal continues at Tiber, Coronado and Deep Nansen. The company continues to grow its deepwater position and was the apparent high bidder on five blocks in the March central area lease sale in the Gulf of Mexico, as well as Block AD-10 in Myanmar. Two wells were drilled in Alaska and the company is currently evaluating results. Seismic activities are ongoing in the Palangkaraya PSC in Indonesia and appraisal programs are underway at Barossa and the Browse Basin in Australia. The first well was spud in Senegal in April and the company expects to begin its drilling program in Angola in the second quarter of 2014.

First-Quarter Review

Production from continuing operations, excluding Libya, for the first quarter of 2014 was 1,530 MBOED, an increase of 24 MBOED compared with the same period a year ago. Adjusted for dispositions and downtime, production increased by 41 MBOED or 3 percent. This increase was primarily due to new production from development programs and major projects, partially offset by normal field decline.

Adjusted earnings improved compared with first-quarter 2013 primarily due to higher average natural gas and bitumen prices. The company’s total realized price was $71.21 per barrel of oil equivalent (BOE), compared with $68.57 per BOE in the first quarter of 2013, reflecting higher overall natural gas, bitumen and natural gas liquids prices, partially offset by lower realized crude prices. In addition, the company earned approximately $100 million after-tax from marketing third-party North American natural gas volumes.

Canada segment earnings included a foreign exchange benefit of approximately $60 million after-tax related to cash balances held in FCCL, which was offset by foreign exchange losses in other areas.

For the quarter, cash provided by continuing operating activities was $6.3 billion. Excluding a $0.6 billion benefit in working capital and a $1.3 billion distribution from the company’s 50 percent owned FCCL business venture, ConocoPhillips generated $4.4 billion in cash from operations. The company funded $3.9 billion in capital expenditures and investments for continuing operations, paid dividends of $0.9 billion, and repaid debt of $0.5 billion.

As of March 31, 2014, ConocoPhillips had $7.7 billion of cash and short-term investments, including $7.5 billion of cash and cash equivalents. The company ended the quarter with debt of $21.2 billion and a debt-to-capital ratio of 28 percent.

Outlook

Consistent with prior guidance, second-quarter 2014 production from continuing operations, excluding Libya, is expected to be 1,490 to 1,540 MBOED, reflecting planned downtime and turnaround activity. Excluding Libya, the company’s 2014 full-year production outlook for continuing operations is unchanged at approximately 1,510 to 1,550 MBOED.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss its first-quarter results and provide an operational update. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor/earnings.

ConocoPhillips will hold its 2014 Annual Meeting of Stockholders on Tuesday, May 13 at 10:00 a.m. EDT. To access a live audio webcast and learn more about the meeting, go to www.conocophillips.com/annualmeeting. An archived replay will be available shortly after the meeting.

--- # # # ---

About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 27 countries, $62 billion in annualized revenue, $120 billion of total assets, and approximately 18,800 employees as of March 31, 2014. Production from continuing operations, excluding Libya, averaged 1,530 MBOED for the three months ended March 31, 2014, and proved reserves were 8.9 billion BOE as of Dec. 31, 2013. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips Reconciliation of Earnings to Adjusted Earnings $ Millions, Except as Indicated

	1Q
	2014	2013
Earnings	$2,123	2,139
Adjustments:
Net gain on asset sales	-	(279)
Loss on capacity agreements	83	-
Tax loss carryforward realization	-	21
Qatar depreciation adjustment	28	-
Pending claims and settlements	39	-
Discontinued operations[1]	(20)	(129)
Adjusted earnings	$2,253	1,752
[1] Includes Kashagan, Algeria and Nigeria.

Earnings per share of common stock (dollars)	$1.71	1.73

Adjusted earnings per share of common stock (dollars)	$1.81	1.42

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Sidney J. Bassett, 212-207-1996 (investors)
sid.bassett@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com